Exhibit 99.1
True Drinks Appoints Food and Beverage Industry Veteran James J. Greco as CEO

IRVINE, CA-- (Marketwire – April 18, 2017) – True Drinks Holdings, Inc. (OTC PINK: TRUU), makers of AquaBall™ Naturally Flavored Water, the healthiest children's beverage on the market with no sugar, preservatives, calories, or artificial flavors, is pleased to announce the appointment of food and beverage industry veteran James J. Greco as CEO.

Mr. Greco had previously been recruited directly by former CEO, Kevin Sherman and appointed as a Director of True Drinks on February 6, 2017. He will now take over day-to-day operations as the Company’s CEO. Kevin Sherman will retain the role of President.

Kevin Sherman, President of True Drinks, commented, “As I mentioned in my March 31 letter to shareholders, the biggest challenge facing us was the ability to engage the countless opportunities before us. Having an accomplished and seasoned CEO with a significant track record of adding shareholder value on our team will provide me with the time to pursue these opportunities fully. My singular focus has always been attracting top talent in reaching our destination. Jim’s appointment as CEO will greatly help our efforts in expediting strategic partnerships that will enhance shareholder confidence and value. Furthermore, Jim’s experience in preparing and bringing companies to acquisition is vital to True Drinks as AquaBall grows into this stage of development. His leadership and direction will take our brand to new heights.”

Mr. Greco, CEO of True Drinks, added, “I’m excited to be joining True Drinks at this time in its history. I believe over the past nine months the Company has taken a number of actions that position it for rapid growth including product reformulation, new packaging and a new sales team. Combined with a change in consumer attitudes toward what we feed our kids, the Company is in the right place with the right product at the right time. I look forward to working with Kevin and the team to realize this potential and create significant shareholder value.”

About James J. Greco
Mr. Greco (59), currently serves as President and Chief Executive Officer of Pilgrim Holdings, LLC, a position he has held since October 2001. Mr. Greco previously served as Chief Operating Officer of Newk's Franchise Company, LLC from July 2014 until October 2016, as well as President from January 2016 until October 2016. Prior to his time with Newk's Franchise Company, Mr. Greco served as the Chief Executive Officer and President of Sbarro LLC from January 2012 until October 2013, and as the Chief Executive Officer of Bruegger's Enterprises, Inc. from August 2003 to December 2011. Mr. Greco currently serves as a director of the Palm Beach County Food Bank, as well as an operating advisor for Lincoln Road Global Management. Mr. Greco is a member of the Connecticut and Florida bars. He earned a B.A. in Economics from Georgetown University and a J.D. from the University of Miami, School of Law. He has also completed International Studies at City University, London, England.

About True Drinks, Inc.
True Drinks Holdings, Inc., the holding company for True Drinks, Inc., is a healthy beverage provider which produces AquaBallTM Naturally Flavored Water. AquaBall is a healthy alternative to the other products in the children’s beverage market. True Drinks has licensing agreements with Disney and Marvel for use of their characters on bottles of AquaBallTM. AquaBall™ is a naturally flavored, vitamin-enhanced, zero-calorie, preservative-free, dye-free, sugar-free alternative to juice and soda. AquaBall™ is currently available in four flavors: fruit punch, grape, strawberry lemonade and berry. Their target consumers: kids, young adults, and their guardians, are attracted to the product by the entertainment and media characters on the bottle and continue to consume the beverage because of its healthy benefits and great taste. For more information, please visit www.aquaballdrink.com and www.truedrinks.com. Investor information can be found at www.truedrinks.com/investor-relations/. Proudly made in the USA.

FORWARD-LOOKING STATEMENTS
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to True Drinks, Inc. are intended to identify such forward-looking statements. True Drinks, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in True Drink's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:
Investor Relations
True Drinks, Inc.
18662 MacArthur Blvd., Ste. 110
Irvine, CA 92612
ir@truedrinks.com
949-203-3500